Exhibit 4.03

AMENDMENT #1

THIS AMENDMENT #1 (the “Amendment”) to the Warrant (as defined below), is entered into by and between True Nature Holding, Inc., a Delaware corporation (the “Company”), and Crown Bridge Partners, LLC, a New York limited liability company (the “Holder”) (collectively the “Parties”).

BACKGROUND

A. The Company issued that certain common stock purchase warrant to the Holder, for the purchase of 400,000 shares of the Company’s common stock, on March 4, 2019 (the “Warrant”), subject to anti-dilution protection as provided therein. NOW THEREFORE, the Parties agree as follows: 1. Notwithstanding anything to the contrary contained in the Warrant, the remainder of the Warrant shall be extinguished in full once (i) the Holder exercises a portion of the Warrant for an aggregate of 2,901,444 shares of the Company’s common stock (the “Shares”) and (ii) the Company delivers the Shares without any restrictive legend to the Holder pursuant to the original terms of the Warrant. 2. The Holder shall reduce the share reservation associated with the Warrant with the Company’s transfer agent to a total of 2,901,444 shares of the Company’s common stock. 3. No additional adjustments under Section 2(b) of the Warrant shall apply to the Warrant. 4. No additional adjustments under Section 3 of the Warrant shall apply to the Warrant. 5. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Warrant.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of March 3, 2020.

TRUE NATURE HOLDING, INC. By: Name: LAWRENCE DIAMOND Title: CHIEF EXECUTIVE OFFICER

CROWN BRIDGE PARTNERS, LLC By: Name: Title:

--------------------------------------------------------

AMENDMENT #1

THIS AMENDMENT #1 (the “Amendment”) to the Warrant (as defined below), is entered into on March 3, 2020, by and between True Nature Holding, Inc., a Delaware corporation (the “Company”), and Crown Bridge Partners, LLC, a New York limited liability company (the “Holder”) (collectively the “Parties”).

BACKGROUND A. The Company issued that certain common stock purchase warrant to the Holder, for the purchase of 400,000 shares of the Company’s common stock, on December 19, 2018 (the “First Warrant”), subject to anti-dilution protection as provided therein. B. The Company issued that certain common stock purchase warrant to the Holder, for the purchase of 400,000 shares of the Company’s common stock, on July 2, 2019 (the “Second Warrant”) (the First Warrant and Second Warrant shall collectively be referred to herein as the “Warrant”), subject to anti-dilution protection as provided therein. NOW THEREFORE, the Parties agree as follows: 1. Notwithstanding anything to the contrary contained in the Warrant, the remainder of the Warrant shall be extinguished in full as of March 3, 2020. 2. The Holder shall release the share reservation associated with the Warrant back to the Company’s transfer agent. 3. No additional adjustments under Section 3 of the Warrant shall apply to the Warrant. 4. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Warrant.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of March 3, 2020.

TRUE NATURE HOLDING, INC. By: Name: LAWRENCE DIAMOND Title: CHIEF EXECUTIVE OFFICER

CROWN BRIDGE PARTNERS, LLC By: Name: Title: